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                                                                EXHIBIT NO. 99.1

                                 [LIN TV LOGO]

Contacts:         Investors:                           Media:
                  ---------                            -----
                  Deborah R. Jacobson                  Mark Semer
                  LIN TV Corp.                         Kekst and Company
                  (401) 457-9403                       (212) 521-4802


          LIN TV CORP.'S SUBSIDIARY SELLS AN ADDITIONAL $25 MILLION OF
               2.50% EXCHANGEABLE SENIOR SUBORDINATED DEBENTURES

PROVIDENCE, R.I. -- May 16, 2003 -- LIN TV Corp. (NYSE: TVL) today announced that its wholly owned subsidiary LIN Television Corporation sold an additional $25 million aggregate principal amount of 2.50 % Exchangeable Senior Subordinated Debentures due 2033 ("Debentures"). On May 12, 2003, LIN Television completed the sale of $200 million aggregate principal amount of 6 1/2 % Senior Subordinated Notes due 2013 ("Notes") and $100 million aggregate principal amount of Debentures. The Debentures issued today were sold pursuant to the exercise of an option LIN Television had granted to the initial purchasers of the Debentures sold on May 12, 2003. The Debentures are exchangeable for shares of LIN TV Corp. class A common stock.

The proceeds from the sale of the Notes and the Debentures, including the additional Debentures sold today, will be used to redeem LIN Television's $300 million outstanding aggregate principal amount of 8 3/8% Senior Subordinated Notes due 2008 and for general corporate purposes. LIN Television has initiated a call to redeem the 8 3/8% notes, with a redemption date set at June 15, 2003.

None of the Notes, the Debentures nor the LIN TV Corp. shares of class A common stock issuable upon exchange of the Debentures have been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States or any state absent registration or an applicable exemption from registration requirements.